Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated April 10, 2026 with respect to the consolidated financial statements of HawkEye 360, Inc. contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”
Grant Thornton LLP
/s/ GRANT THORNTON LLP
Arlington, Virginia
April 10, 2026